Exhibit 99.1

News release

TREX COMPANY REPORTS Fourth QUARTER and
FUll year 2025 RESULTS

—Higher-Than-Expected Fourth Quarter Sales Capped a Year of Resilient Performance—

—New Products Accounted for 24% of Full Year Sales, Up From 18% the Prior; Double-Digit Growth in Railing Sales—

—Meaningful Increase in Home Center Stocking Locations Heading Into 2026—

—Repurchased $50 Million of Trex Common Stock in Q4; Board Authorizes $150 Million share buyback authorization for 1H 2026—

—2026 Guidance Anticipates Revenue between $1.185B and $1.230B and Adjusted EBITDA of $315 million to $340 million—

WINCHESTER, Va. –February 24, 2026– Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of wood-alternative decking and railing, today announced financial results for the fourth quarter and full year of 2025.

Fourth Quarter 2025 Financial Highlights

➢
Net sales of $161 million
➢
Gross profit of $49 million / Adjusted gross profit of $50 million
➢
Gross margin of 30.2%
➢
Net income of $2 million and diluted earnings per share of $0.02 / Adjusted net income of $4 million and adjusted diluted earnings per share of $0.04
➢
Adjusted EBITDA of $22 million

Full Year 2025 Financial Highlights

➢
Net sales of $1.2 billion
➢
Gross profit of $460 million / Adjusted gross profit of $469 million
➢
Gross margin of 39.2%
➢
Net income of $190 million and diluted earnings per share of $1.78 / Adjusted net income of $202 million and adjusted diluted earnings per share of $1.88
➢
Adjusted EBITDA of $336 million

CEO Comments

“Fourth quarter sales exceeded expectations, capping a year of resilient performance within a challenging repair and remodeling industry backdrop,” said Bryan Fairbanks, President and CEO. “Results came in above the midpoint of our fourth quarter revenue guidance primarily due to higher than anticipated railing sales in the back-half of Q4, continuing to demonstrate the strength of our product portfolio. Decking shipments in December were also slightly better than we had forecast. For the year, we estimate sell-through of Trex products was approximately 4%, once again outpacing growth in the broader Repair and Remodel (“R&R”) market by a considerable margin. This performance demonstrates the strength of the Trex brand, our strong position in both the pro-channel and home centers, and the success of our new product introductions.”

Notably, new products accounted for 24% of our full year 2025 sales and, as anticipated, railing sales increased at a significant double-digit rate for the year. The success of our new product launches is a strong indication of how well-aligned our product design and development programs are with consumer preferences.”

“We also saw direct positive impacts from our refreshed branding and marketing programs in 2025, further strengthening Trex’s competitive advantages and increasing our sample program volumes and website traffic. Our improved digital tools are helping to drive higher completion rates and are generating double-digit increases in lead generation for our contractors, and our step-up in incentive programs has resonated with our channel partners.”

“Fourth quarter and full year profitability was impacted by several one-time charges associated with our growth initiatives. This included expanding distributor adoption of our full portfolio of railing products, start-up and initial production costs related to our plastic processing plant at our Arkansas campus, and digital transformation projects to strengthen real-time engagement with our channel partners. We will see returns on these investments in 2026 and beyond. Our continuous improvement programs and benefits from our level loading program continued to yield measurable production efficiencies throughout 2025,” Mr. Fairbanks noted.

Fourth Quarter 2025 Results

Fourth quarter 2025 net sales were $161 million, compared to $168 million reported in the prior-year quarter.

Gross profit was $49 million, including a $6.0 million increase in warranty reserve estimate based on an actuarial review of our warranty provision, with gross margin of 30.2%, compared to gross profit of $71 million and gross margin of 42.3% in last year’s fourth quarter. Adjusted gross profit, which excludes start-up costs associated with the Company’s Arkansas plastic processing plant and railing conversion costs totaling approximately $1.0 million, was $50 million.

Selling, general, and administrative expenses were $45 million, representing 28.0% of net sales, compared to $39 million, or 23.4% of net sales, in the prior-year quarter, reflecting increased personnel-related costs. Excluding digital transformation costs and start-up expenses totaling $1.0. million, SG&A was $44 million, or 27.4% of net sales.

Fourth quarter 2025 net income was $2 million, or $0.02 per diluted share, compared to net income of $22 million, or $0.20 per diluted share reported in the 2024 fourth quarter. EBITDA totaled $20 million, compared to $45 million reported in the 2024 fourth quarter, and EBITDA margin was 12.7%, compared to the 26.9% reported in the prior-year period. Excluding the one-time charges incurred in the fourth quarter, adjusted net income was $4 million, and adjusted diluted earnings per share was $0.04.

Full Year 2025 Results

Full year consolidated net sales increased 2.0% to $1.2 billion. Gross profit was $460 million and gross margin was 39.2%, compared to gross profit of $502 million and gross margin of 43.6% in 2024. Full year adjusted gross profit, which excludes $6.4 million of railing conversion expenses and $2.7 million in start-up expenses, was $469 million.

Selling, general, and administrative expenses were $202 million, or 17.2% of net sales, compared to $180 million, or 15.6% of net sales in the year-ago period. Excluding $3.5 million related to digital transformation costs and $2.5 million of start-up expenses, SG&A was $196 million, or 16.7% of net sales.

Full year net income was $190 million, or $1.78 per diluted share, compared to net income of $238 million, or $2.20 per diluted share in 2024. EBITDA was $321 million, compared to $377 million in the prior year, and EBITDA margin was 27.3%, compared to 32.7% in the prior year. Excluding the one-time charges incurred during the year, adjusted net income was $202 million, and adjusted diluted earnings per share was $1.88. Adjusted EBITDA was $336 million

Recent Developments & Recognitions

➢
Trex introduced the limited release of Trex® Refuge™ Decking, a PVC solution engineered to address elevated fire-safety requirements in select markets. This launch underscores Trex’s performance-engineered innovation strategy – delivering code-compliant, design-forward products tailored to specific environmental challenges, from heat mitigation and marine applications to dry, fire-prone conditions.
➢
Trex announced the addition of two new Enhance® decking colors, expanding the availability of SunComfortable™ heat-mitigating technology* at an accessible price point. This expansion reinforces Trex’s focus on converting potential wood buyers by pairing on-trend aesthetics with the durability, low maintenance, and ease of installation that define the Trex brand.
➢
Trex announced the expansion of its partnership with Specialty Building Products to provide statewide distribution coverage in Michigan. The move strengthens Trex’s Midwest distribution footprint and enhances product availability for channel partners, supporting continued growth in a core regional market.
➢
Trex expanded its relationship with Weekes Forest Products in late 2025 to strengthen distribution in the upper Midwest, including Minnesota, Wisconsin, Iowa, and North Dakota. Weekes, based in Oakdale, MN, services these areas through distribution centers in St. Paul and Moorhead. This collaboration improves access to Trex’s composite decking and railing products.

Summary and Outlook

Fairbanks continued, “2025 was a year of resilient performance for Trex, and we have entered 2026 with positive momentum across our organization.”

“Recent decking and railing wins at the major home centers have meaningfully increased Trex stocking locations as we head into the 2026 deck building season. We gained significant traction with our railing products in 2025 that is projected to drive another year of double-digit growth in railing sales in 2026 – putting us on track to achieve our goal of doubling our share of the railing market by the end of 2028. In January of this year, we announced our first fire-rated decking board, with the limited launch of Trex® Refuge™ Decking – an ignition-resistant PVC decking line performance-engineered for use in select regions primarily in the west that have heightened fire-safety requirements. This is the first of several new products under development and scheduled to be introduced to the marketplace over the next twelve months.”

“The additional incentives for dealers and contractors have demonstrated our recognition of their value, and we have already seen their increased commitment to Trex. A meaningful portion of our sales and marketing spend in 2026 will be allocated to support and further expand our contractor base, and Trex will continue to benefit from its leadership position in the home center and pro channel as well as our long-standing distribution relationships.

“In 2026, we expect that Trex will again outperform a challenged repair and remodel market that we anticipate to be flat year over year. Our success will be driven by new product introductions,

additional home center shelf space wins, as well as momentum from our disciplined marketing, branding, and incentive programs. Our guidance for 2026 is for revenue to range from $1.185B to $1.230B and for adjusted EBITDA of $315M to $340M.”

“Demonstrating our confidence in the long-term outlook for the Trex Company, we returned $50 million to our shareholders through the repurchase of 1.5 million shares of our outstanding common stock in the fourth quarter of 2025 at an average price of $32.75. Our Board of Directors has authorized a $150 million share repurchase program to be executed in the first half of 2026, and we intend to continue opportunistic share repurchases for the balance of the year, reflecting robust free cash flow generation expectations amid a reduction in capital expenditures, our commitment to return capital to shareholders, and the positive long-term outlook for Trex,” Mr. Fairbanks concluded.

Fourth Quarter 2025 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth quarter and full year 2025 results on Tuesday, February 24, 2026, at 4:30 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call, and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 4Q25 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available within 24 hours of the call on the Trex website. The audio replay will be available for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures of earnings before interest, income taxes, depreciation and amortization (EBITDA), and EBITDA as a percentage of net sales, EBITDA margin, adjusted gross profit, adjusted net income, adjusted diluted earnings per share (EPS), and adjusted EBITDA. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Reconciliation of gross profit (GAAP) to adjusted gross profit (non-GAAP) is as follows:

	Three Months Ended December 31,		Year Ended December 31,
TREX COMPANY, INC.	2025	2024	2025	2024
	($ in thousands)		($ in thousands)
Gross profit	$48,663	$70,972	$459,964	$501,898
Railing conversion	841	-	6,362	-
Arkansas start-up	60	-	2,719	-
Adjusted Gross Profit	$49,564	$70,972	$469,045	$501,898

Reconciliation of net income (GAAP) to adjusted net income (non-GAAP) is as follows:

	Three Months Ended December 31,		Year Ended December 31,
TREX COMPANY, INC.	2025	2024	2025	2024
	($ in thousands, except per share data)
Net Income	$2,302	$21,826	$190,415	$238,446
Railing conversion	841	—	6,362	—
Digital transformation	833	—	3,513	—
Arkansas start-up^	259	—	5,198	—
Income Tax Effect	(404)	—	(3,806)	—
Adjusted Net Income	$3,831	$21,826	$201,682	$238,446
Diluted Earnings Per Share	$0.02	$0.20	$1.78	$2.20
Adjusted diluted earnings per share	$0.04	$0.20	$1.88	$2.20

^Arkansas start-up costs for the three months ended December 31, 2025, were $60 in cost of sales and $199 in selling, general, and administrative expenses. Arkansas start-up costs for the twelve months ended December 31, 2025, were $2,719 in cost of sales and $2,479 in selling, general, and administrative expenses.

Reconciliation of net income (GAAP) to EBITDA (non-GAAP) and adjusted EBITDA (non-GAAP) is as follows:

	Three Months Ended December 31,		Year Ended December 31,
TREX COMPANY, INC.	2025	2024	2025	2024
	($ in thousands)
Net Income	$2,302	$21,826	$190,415	$238,446
Interest income, net	—	—	—	(11)
Income tax expense	1,200	9,859	67,546	83,468
Depreciation and amortization	16,889	13,452	62,957	54,670
EBITDA	$20,391	$45,137	$320,918	$376,573
Railing conversion	841	—	6,362	—
Digital transformation	833	—	3,513	—
Arkansas start-up^	259	—	5,198	—
Adjusted EBITDA	$22,324	$45,137	$335,991	$376,573
EBITDA as a percentage of net sales (EBITDA margin)	12.7%	26.9%	27.3%	32.7%

^Arkansas start-up costs for the three months ended December 31, 2025, were $60 in cost of sales and $199 in selling, general, and administrative expenses. Arkansas start-up costs for the twelve months ended December 31, 2025, were $2,719 in cost of sales and $2,479 in selling, general, and administrative expenses.

During the fourth quarter 2025, the Company changed its accounting method of valuing inventory from a last-in, first-out (LIFO) method to a first-in, first-out (FIFO) method. The Company has retrospectively applied the effects of the accounting change to all periods presented. The following tables summarize the effect of the accounting change from LIFO to FIFO on impacted line items in the Company’s consolidated financial statements as follows:

TREX COMPANY, INC.
Consolidated Statements of Comprehensive Income
Quarter Ended December 31, 2024
(In thousands, except share and per share data)

	As Previously Reported	Effect of Change in Accounting Principle	As Adjusted
Net sales	$167,627	$—	$167,627
Cost of sales	112,885	(16,230)	96,655
Gross profit	54,742	16,230	70,972
Selling, general and administrative expenses	39,287	—	39,287
Income from operations	15,455	16,230	31,685
Interest expense, net	—	—	—
Income before income taxes	15,455	16,230	31,685
Provision for income taxes	5,683	4,176	9,859
Net income	$9,772	$12,054	$21,826
Basic earnings per share	$0.09	$0.11	$0.20
Basic weighted average common shares outstanding	107,184,416	107,184,416	107,184,416
Diluted earnings per share	$0.09	$0.11	$0.20
Diluted weighted average common shares outstanding	107,320,299	107,320,299	107,320,299
Comprehensive income	$9,772	$12,054	$21,826

TREX COMPANY, INC.
Consolidated Statements of Comprehensive Income
Year Ended December 31, 2024
(In thousands, except share and per share data)

	As Previously Reported	Effect of Change in Accounting Principle	As Adjusted
Net sales	$1,151,449	$—	$1,151,449
Cost of sales	665,781	(16,230)	649,551
Gross profit	485,668	16,230	501,898
Selling, general and administrative expenses	179,995	—	179,995
Income from operations	305,673	16,230	321,903
Interest income, net	(11)	—	(11)
Income before income taxes	305,684	16,230	321,914
Provision for income taxes	79,292	4,176	83,468
Net income	$226,392	$12,054	$238,446
Basic earnings per share	$2.09	$0.11	$2.20
Basic weighted average common shares outstanding	108,191,635	108,191,635	108,191,635
Diluted earnings per share	$2.09	$0.11	$2.20
Diluted weighted average common shares outstanding	108,322,576	108,322,576	108,322,576
Comprehensive income	$226,392	$12,054	$238,446

TREX COMPANY, INC.
Consolidated Balance Sheets
December 31, 2024
(in thousands)

	As Previously Reported	Effect of Change in Accounting Principle	As Adjusted
Assets
Current assets:
Inventories	$207,282	$49,669	$256,951
Total current assets	318,908	49,669	368,577
TOTAL ASSETS	$1,324,298	$49,669	$1,373,967

Liabilities and Stockholders' Equity
Liabilities:
Deferred income taxes	$56,032	$12,687	$68,719
Total liabilities	474,156	12,687	486,843
Stockholders' equity:
Retained earnings*	1,562,450	36,982	1,599,432
Total stockholders' equity	850,142	36,982	887,124
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,324,298	$49,669	$1,373,967

TREX COMPANY, INC.
Consolidated Statements of Cash Flows
Year Ended December 31, 2024
(in thousands)

	As Previously Reported	Effect of Change in Accounting Principle	As Adjusted
Operating Activities:
Net income	$226,392	$12,054	$238,446
Income taxes	$(16,407)	$4,176	$(12,231)
Inventories	$(100,193)	$(16,230)	$(116,423)

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented, and defined the composite decking category. Today, the company is the world’s #1 brand of sustainably made, wood-alternative decking and railing, and a leader in high-performance, low-maintenance outdoor living products. Boasting the industry’s strongest distribution network, Trex sells products through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, deck lighting, outdoor kitchen components, fencing, pergolas, spiral stairs, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking** for the past 6 years (2021-2026). The company also holds a place on Barron’s list of the 100 Most Sustainable U.S. Companies (2024 and 2025), was named one of America’s Most Responsible Companies by Newsweek, ranked as one of the 100 Best ESG Companies by Investor’s Business Daily, and named the Sustainable Brand Leader in the decking category by Green Builder Media for the 15th consecutive year. For more information, visit Trex.com. You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

**2021-2026 DISCLAIMER: Trex received the highest numerical score in the proprietary Lifestory Research 2021-2026 America’s Most Trusted® Outdoor Decking studies. Study results are based on the experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These

statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; the Company’s ability to obtain raw materials, including scrap polyethylene, wood fiber, and other materials used in making our products, at acceptable prices; increasing inflation in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with warranty claims, product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of current and upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics and geopolitical conflicts; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

*NOTE: Trex SunComfortable decking stays cooler than original Trex boards, but like all decking, it will get hot in direct sun on hot days, especially darker colors. On such days, care should be taken to avoid extended contact between exposed skin and the deck surface, especially with young children and those with special needs.

TREX COMPANY, INC. Condensed Consolidated Statements of Comprehensive Income (In thousands, except share and per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Net sales	$161,125	$167,627	$1,174,267	$1,151,449
Cost of sales	112,462	96,655	714,303	649,551
Gross profit	48,663	70,972	459,964	501,898
Selling, general and administrative expenses	45,161	39,287	202,003	179,995
Income from operations	3,502	31,685	257,961	321,903
Interest income, net	—	—	—	(11)
Income before income taxes	3,502	31,685	257,961	321,914
Provision for income taxes	1,200	9,859	67,546	83,468
Net income	$2,302	$21,826	$190,415	$238,446
Basic earnings per common share	$0.02	$0.20	$1.78	$2.20
Basic weighted average common shares outstanding	106,396,314	107,184,416	107,010,658	108,191,635
Diluted earnings per common share	$0.02	$0.20	$1.78	$2.20
Diluted weighted average common shares outstanding	106,477,027	107,320,299	107,095,977	108,322,576
Comprehensive income	$2,302	$21,826	$190,415	$238,446

TREX COMPANY, INC. Condensed Consolidated Balance Sheets (In thousands, except share data) (unaudited)
	December 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$3,807	$1,292
Accounts receivable, net	48,091	88,356
Inventories	238,665	256,951
Prepaid expenses and other assets	19,843	21,978
Total current assets	310,406	368,577
Property, plant and equipment, net	1,049,733	922,868
Operating lease assets	52,632	52,195
Goodwill and other intangible assets, net	31,529	22,048
Other assets	9,141	8,279
Total assets	$1,453,441	$1,373,967
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,759	$61,272
Accrued expenses and other liabilities	77,030	72,879
Accrued warranty	5,416	5,726
Line of credit	133,500	202,600
Total current liabilities	250,705	342,477
Deferred income taxes	85,833	68,719
Operating lease liabilities	41,755	41,979
Non-current accrued warranty	24,324	17,109
Other long-term liabilities	16,560	16,559
Total liabilities	419,177	486,843
Preferred stock,$0.01 par value, 3,000,000 shares authorized;	—	—
Common stock, $0.01 par value, 360,000,000 shares authorized; 141,208,139 and 141,098,251 shares issued and 105,737,266 and 107,154,305 shares outstanding at December 31, 2025 and December 31, 2024, respectively	1,412	1,411
Additional paid-in capital	155,316	148,153
Retained earnings	1,789,847	1,599,432
Treasury stock, at cost, 35,470,873 and 33,943,946 shares at December 31, 2025 and December 31, 2024, respectively	(912,311)	(861,872)
Total stockholders' equity	1,034,264	887,124
Total liabilities and stockholders' equity	$1,453,441	$1,373,967

TREX COMPANY, INC. Condensed Consolidated Statements of Cash Flows (In thousands)
	Year Ended December 31,
	2025	2024
	(unaudited)
Operating Activities
Net income	$190,415	$238,446
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,957	54,670
Deferred Income Taxes	17,114	(12,231)
Stock-based compensation	9,115	12,635
Loss on disposal of property, plant and equipment	522	2,644
Other non-cash adjustments	(53)	187
Changes in operating assets and liabilities:
Accounts receivable	40,265	(47,220)
Inventories	18,286	(116,423)
Prepaid expenses and other assets	3,468	(10,650)
Accounts payable	6,878	(819)
Accrued expenses and other liabilities	8,771	12,162
Income taxes receivable/payable	375	10,528
Net cash provided by operating activities	358,113	143,929

Investing Activities
Expenditures for property, plant and equipment	(223,592)	(232,337)
Internally developed and purchased intangibles	(9,983)	(4,304)
Proceeds from sales of property, plant and equipment	358	106
Net cash used in investing activities	(233,217)	(236,535)

Financing Activities
Borrowings under line of credit	880,547	842,300
Principal payments under line of credit	(949,647)	(645,200)
Repurchases of common stock	(54,472)	(105,940)
Proceeds from employee stock purchase and option plans	1,185	1,282
Financing costs	6	(503)
Net cash (used in) provided by financing activities	(122,381)	91,939
Net increase (decrease) in cash and cash equivalents	2,515	(667)
Cash and cash equivalents at beginning of period	1,292	1,959
Cash and cash equivalents at end of period	$3,807	$1,292

Contacts:

Prithvi S. Gandhi
Senior Vice President and CFO
540-542-6300

Lynn Morgen

Casey Kotary

ADVISIRY Partners

212-750-5800

lynn.morgen@advisiry.com

casey.kotary@advisiry.com